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                                                                   Exhibit 10.24


                                    AGREEMENT

         This Agreement, made as of the 11th day of February, 2002 by and between Valley National Gases, Inc., a corporation, ("VALLEY") whose address is 67-43rd Street, Wheeling, WV 26003 and August E. Maier ("MAIER") whose address is 330 Trailside Drive, Sewickley, PA 15143.

         WHEREAS, Valley conducts business and operations, inter alia, for the sale and distribution of welding supply products, industrial and specialty gases, liquid propane, robotics, fire safety equipment as well as products and services related thereto ("BUSINESS"); and

         WHEREAS, Maier has extensive management and organizational expertise and skills with respect to oversight, operation and control of the Business; and,

         WHEREAS, Valley desires to retain Maier as a consultant and advisor relative to the oversight, management, organization and control of Valley and its Business; and Maier desires to be retained by Valley as a consultant and advisor as aforesaid; and

         WHEREAS, Valley and Maier by the execution and delivery of this Agreement do hereby formalize this consulting arrangement.

         WITNESSETH in consideration the mutual promises hereinafter contained Valley and Maier agree as follows:

         1. Duties. During the Term of this Agreement, Maier shall consult with and advise Valley with respect to the oversight, management, organization and control of Valley and its Business, as reasonably requested by Valley and at such times and places as mutually agreeable to Maier and Valley.

         2. Term. The term of this Agreement shall be four (4) months commencing on the 11th day of February, 2002 and terminating on the 10th day of June, 2002. The Term may be extended, from time to time, after the stated expiration herein by mutual agreement of Maier and Valley.

         3. Independent Contractor Status. It is understood that Maier is an independent contractor, retained by Valley pursuant to the terms and conditions of this Agreement, and he shall not otherwise hold himself out to the public as an employee or partner of Valley. This Agreement does not constitute an
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employment contract and nothing in this Agreement grants to or creates for the benefit of Maier any employment relationship, status, rights, privileges or benefits. As such Maier is responsible, where necessary, to secure at his sole cost, worker's compensation, insurance, disability, benefits and any other insurance as may be required by law. Valley will not provide, nor will it be responsible to pay for benefits for Maier. Any benefits, if provided by Maier for himself and/or his staff, including but not limited to, health insurance, paid vacation, paid holidays, sick leave or disability insurance coverage of whatever nature, shall be secured and paid for by Maier.

         4. Tax Duties and Responsibilities. Maier is responsible for the payment of all required payroll taxes, whether federal, state or local in nature, including, but not limited to, income taxes, social security taxes, federal unemployment compensation taxes, and any other fees, charges, licenses or other payments required by law.

         5. Employee's of Independent Contractor. Maier may employ as many employees as he requires in discharging his duties and providing the consulting services to be provided by him hereunder, such matter resting entirely with his own discretion. Valley need not be advised to the employment of such individuals. Such persons are employees of Maier, and he shall be deemed employer of such persons. As such, Maier shall be responsible for compensation as well as all necessary insurance and payroll deductions for such persons, including but not limited to, federal, state and local income taxes, social security taxes, unemployment compensation taxes, workers compensation coverage, etc.

         6. Indemnification. Maier shall not be liable for the acts, negligence or defaults of third parties in and about the supervision, management, operations and control of Valley and its Business, including especially, but not limited to the acts, negligence or defaults of any employee, agent or representative of Valley; nor shall Maier be liable for anything done or not done in good faith, including errors of judgment, acts done or committed on the advice of counsel, or mistakes of fact or law; and


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Maier shall, without prejudice to any other rights which he may have, be indemnified by Valley against all liability and expense reasonably incurred by him in connection with any claim, action, suit or proceeding of whatever nature in which he may involved as a party or otherwise by reason of the foregoing.

         7. Business of Independent Contractor. During the term of this Agreement, Maier may engage in any other business which does not conflict with his duties hereunder or conflict with Valley's business. It is understood that Maier will not devote his entire time and efforts to his duties under this Agreement. The parties agree that Maier will not be requested to provide more than forty (40) hours of consulting services hereunder during any one (1) week during the Term of the Agreement.

         8. Supervision. Maier shall not be subject to the provisions of any personnel handbook or the rules and regulations of applicable employees to Valley since Maier shall fulfill his duties hereunder independent of and without supervision or control by Valley.

         9. Compensation. Maier shall be compensated for consulting services hereunder as follows:

         a. Maier shall be compensated at the rate of Eighty Dollars ($80.00) per hour for consulting services rendered for Valley pursuant to this Agreement.

         b. Valley shall reimburse Maier for all out of pocket expenses reasonably incurred by him, while rendering consulting services to Valley as provided for in this Agreement.

         c. Maier shall furnish Valley an itemized statement for consulting services rendered hereunder and time expended relative thereto as well as such expenses reasonably incurred as provided for next above, following each month during the Term of this Agreement and as well following the last day of the Term of this Agreement. Valley shall remit to Maier payment for such consulting services rendered and expenses incurred as reflected upon said statements within twenty (20) days after receipt thereof.


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         10. Assignment by Maier. Maier shall not sell, assign or transfer this
Agreement without prior written consent of Valley, which consent may be withheld by Valley, for any reason, in its sole and absolute discretion; except that Maier may freely assign this Agreement to any corporation, limited liability company or other business entity solely owned and operated by Maier.

         11. Assignment by Valley. Valley's rights, privileges, obligations and liabilities under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

         12. Waiver of Breach. The waiver by Valley of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Maier. The waiver by Maier of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by Valley.

         13. Arbitration. Any dispute between Maier and Valley concerning the terms of this Agreement, including whether a breach has occurred, will be settled by arbitration in Wheeling, Ohio County, West Virginia and will be governed by the rules and procedures of the American Arbitration Association. The costs (exclusive of attorneys' fees) of arbitration will be equally divided, one-half (1/2) to Maier and one-half (1/2) to Valley. The losing party will be solely responsible for both sides' attorneys' fees.

         14. Notices. All notices required to be given hereunder shall be in writing and shall be sent by certified mail, postage prepaid, to Valley and/or to Maier at the addresses indicated below, unless written notice of change of address is provided to other party at the address indicated.

                  To Valley:  Valley National Gases, Inc., Inc., 67 - 43rd
                    Street, Wheeling, West Virginia
                    26003; Attention:  William A. Indelicato.
                  To Maier:  August E. Maier, 300 Trailside Drive, Sewickley,
                    Pennsylvania  15143


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         15. Entire Agreement. This instrument contains the entire agreement between the parties, and supercedes all prior agreements or understandings, written or oral, between Valley and Maier. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of West Virginia.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the 11th day of February, 2002.

                                   VALLEY NATIONAL GASES, INC., A WEST VIRGINIA
                                   CORPORATION

                             By    /s/ William A. Indelicato             2/21/02
                                   ---------------------------------------------
                                   Its Chief Executive Officer



                                   /s/  August E. Maier             Feb 19, 2002
                                   ---------------------------------------------
                                        AUGUST E. MAIER


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